Lithium Technology Corporation 8-K

Exhibit 10.33

LITHIUM TECHNOLOGY CORPORATION

10379B Democracy Lane
Fairfax, VA 22030

February 4, 2011

Mr. Theo M.M. Kremers
OUIDA Management Consultancy BV
Dreef 14
5521 GR Eersel
Netherlands

Re: Extension of Business Consultant Agreement

Dear Mr. Kremers:

This letter agreement is intended to set forth the terms and conditions by which you and Lithium Technology Corporation (the "Company") agree to extend the term of a certain Business Consultant Agreement dated as of September 25, 2009 between OUIDA Management Consultancy BV and the Company (the "Agreement") and additionally upon the terms of compensation that you shall receive as a Director of the Company.

You and the Company hereby agree to the following amendments to the Agreement:

1. The term of the Agreement shall be extended and that the extended term shall commence on January 1, 2011 and shall terminate on December 31, 2012 unless terminated earlier pursuant to Section 2 thereof.

2. Section 3 of the Agreement is amended to add the following provision:

   Notwithstanding the foregoing, in the event that Kremers is no longer the Chief Executive Officer of the Company but still is providing Services to the Company, the Consultant shall only be obligated to devote approximately 16 hours per week in fulfilling its obligations under this Agreement, or, a minimum of 64 hours per month, beginning with the first month following the date on which Kremers resigns and/or is removed from the position of Chief Executive Officer.

3. Section 5 is amended to provide that compensation to Consultant is € 20,833 per month. Additionally, Section 5 is further amended to add the following provision:

Notwithstanding the foregoing, in the event that Kremers is no longer the Chief Executive Officer of the Company but still is providing Services to the Company, the Company will pay the Consultant a flat monthly fee of € 8,333 as consideration for the modified Services beginning with the first month following the date on which Kremers resigns and/or is removed from the position of Chief Executive Officer and all other payment terms set forth in this Section 5 shall remain the same.

Additionally, for your services as a Director of the Company, the Company agrees to compensate you € 4,167 per month during the term in which you serve as a Director.

If you agree with the foregoing, please sign and return two copies of this letter, which will constitute our agreement with respect to the subject matter of this letter.

Very truly yours,

LITHIUM TECHNOLOGY CORPORATION

By: ______________________ Reel Mulder

CONFIRMED AND AGREED
as of the date written above:

By: ______________________

Theo M.M. Kremers